[West Pharmaceutical Services Letterhead - omitted]


                                                                       Exhibit 5
                                                                       ---------








                                                                     May 6, 2002





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: 1998 Key Employee Incentive Compensation Plan (the "Plan") Registration Statement on Form S-8 (the "Registration Statement")

Gentlemen:

     This opinion is being delivered in connection with the preparation of the Registration Statement being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 400,000 shares (the "Shares") of the common stock, par value $0.25 per share, of West Pharmaceutical Services, Inc. that may be issued under the Plan.

     I have examined the Plan and such corporate records and other documents and matters as I have considered appropriate to enable me to give this opinion. Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     /s/J. R. Gailey
                                                     John R. Gailey III
                                                     General Counsel




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